Exhibit 99.1

AINSWORTH AND LP ENTER INTO TIMING AGREEMENTS
WITH THE COMPETITION BUREAU AND DEPARTMENT OF JUSTICE

VANCOUVER, BC - Ainsworth Lumber Co. Ltd. (TSX: ANS) (“Ainsworth”) and Louisiana-Pacific Corporation (NYSE: LPX) (“LP”) announced today that they have entered into timing agreements with each of the Canadian Competition Bureau (the “CCB”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) pursuant to which Ainsworth and LP have agreed, subject to certain conditions, that they will not consummate LP’s acquisition of Ainsworth before March 13, 2014 as the CCB and the DOJ continue their reviews.

As previously announced, Ainsworth and LP each received (a) a “supplementary information request” for additional information and documents from the CCB and (b) a “second request” for additional information from the DOJ, in connection with the previously announced plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) involving the proposed acquisition by LP of all the outstanding common shares of Ainsworth. Both Ainsworth and LP continue to work with the CCB and the DOJ as they conduct their reviews.

As a consequence of the timing agreements described above, Ainsworth and LP also announced that they have agreed to extend the outside date for completion of the Arrangement from March 4 to April 18, 2014. The Arrangement agreement permits either party to further extend the outside date for two additional 45 day periods if required to obtain certain regulatory approvals.

The closing of the Arrangement remains subject to a number of conditions, including the expiration or termination of the waiting period under the HSR Act and the receipt of other regulatory approvals and clearances including under the Canadian Competition Act. Subject to obtaining required regulatory approvals and clearances and the satisfaction or waiver of other closing conditions, it is now anticipated that the Arrangement will be completed by the end of the first quarter or during the second quarter of 2014.

Further information about the Arrangement is set out in Ainsworth’s management proxy circular dated September 24, 2013, which is available under Ainsworth’s profile on www.sedar.com and under LP’s profile at www.sec.gov.